UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2015

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-35560	93-1301885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

23622 Calabasas Road, Suite 300

Calabasas, California 91302

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 264-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 14, 2015, ImmunoCellular Therapeutics, Ltd. (the “Company”) received a letter (the “Letter”) from NYSE MKT LLC (“NYSE MKT”) notifying the Company that it is not in compliance with the continued listing standards set forth under Sections 802(a) and 803(B)(2)(a) of the NYSE MKT Company Guide (the “Company Guide”). The foregoing Sections require a listed company to maintain a majority of independent directors on its Board of Directors and at least three independent directors on the Company’s Audit Committee. The Company is deficient in meeting these standards as a result of Richard Chin’s resignation as a director of the Company and a member of the Audit Committee, effective as of June 26, 2015. As previously disclosed on its Form 8-K filed with the Securities and Exchange Commission on April 14, 2015, Mr. Chin notified the Company that he would not stand for re-election as a director at the Company’s 2015 Annual Meeting of Stockholders, held on June 26, 2015.

According to Sections 802(b) and 803(B)(6)(b) of the Company Guide and as set forth in the Letter, the Company will have until the earlier of its next annual stockholders’ meeting or one year from the occurrence of the event that caused the failure to comply with Sections 802(a) and 803(B)(2)(a) of the Company Guide to regain compliance.

A below compliance (“.BC”) indicator will be disseminated as an extension of the Company’s trading symbol commencing five (5) business days following receipt of the Letter. The indicator will be removed when the Company has regained compliance with all applicable continued listing standards.

The Company has commenced its search for a candidate to fill in the vacancy resulting from the director resignation and will endeavor to complete the process and appoint such replacement to the Board of Directors and the Audit Committee as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2015	IMMUNOCELLULAR THERAPEUTICS, LTD.

	By:	/s/ David Fractor
David Fractor Vice President of Finance and Principal Accounting Officer